SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: MBIA Capital/Claymore Managed Duration New York Municipal Trust
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
113 King Street, Armonk, New York 10504
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Telephone Number (including area code):  917-273-4545
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Name and address of agent for service of process: Clifford D. Corso, MBIA
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Capital Management Corp., 113 King Street, Armonk, New York 10504
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Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:YES [X] NO [ ]

                                   SIGNATURE


          Pursuant to the requirements of the Investment Company Act of 1940,

the registrant has caused this notification of registration to be duly signed on its behalf in the City of Armonk and the State of New York on the 23rd day

of May, 2003.


                              MBIA Capital/Claymore Managed Duration New York Municipal Trust
                              ------------------------------------------------
                                   (Name of Registrant)


                                    By: /s/ Michael R. Jacobson
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                                            Michael R. Jacobson
                                            Sole Trustee




Attest: /s/ Susan A. Voltz
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            Susan A. Voltz
            Secretary